Exhibit 10.16

Sales Commission Plan

2012

Document Version: 1.0

Final

Company Confidential Document Date: 08/02/2012

Sales Commission Plan

For more information on Mavenir Systems, visit our Web site:

http://www.mavenir.com/

Every reasonable effort has been made to ensure the information and procedures detailed in this document are complete and accurate at the time of printing. However, information contained in this document is subject to change without notice.

© 2011 Mavenir Systems Inc.

Company Confidential	Document v1.0 Final
Document Date: 08/02/2012

Sales Commission Plan

Contents

1 Introduction	6

1.1 Document Goal	6
1.2 Objective	6
1.3 Plan Administration	6
1.4 Compensation	6
1.4.1 Quota Carriers	6
1.4.2 Sales Engineers	7
1.5 Glossary	7

2 Eligibility	8

3 Terms & Conditions	9

3.1 Account/Territory Assignment	9
3.2 Base Incentive Compensation	9
3.3 Bookings	9
3.4 Exchange Rates	9

4 Commission Calculation	11

4.1 Booking	11
4.1.1 Sales Booking	11
4.1.2 Management of Plans & Commissions	11
4.1.3 Commission Splits (other than channels)	11
4.1.4 Order Representation	11
4.2 Total Commission Calculation	11
4.2.1 Commission Rates	12
4.2.2 Support Contracts	12
4.2.3 Commission for Referrals	12
4.2.4 New Account Incentives	12
4.2.5 Booking Base for Channel Sale	13
4.2.6 Special Campaign Bonus (Kickers)	13
4.3 Commission Payments	14
4.3.1 Commission Escalators Above Quota	14
4.3.2 Target Adjustment	15
4.4 Cash Collection	15
4.4.1 Methodology	15
4.5 Sales Credits, Cancellations & Adjustments	16
4.6 Overpayment	16
4.7 Special Situations	16

5 General Provisions	17

5.1 Employment	17
5.2 Tax & Similar Withholdings	17
5.3 Severability; Governing Law	17
5.4 Confidentiality	17
5.5 Interpretation; Modifications, Suspension or Termination	17
5.6 Transfers	17
5.7 Terminations	18
5.8 Payments	18
5.9 Retirement, Disability and/or Death	18
5.10 Entire Agreement	18
5.11 No Individual Liability	18
5.12 Assignment	18
5.13 Administrative Guidelines	19

6 Appendix A	20

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Sales Commission Plan

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Sales Commission Plan

Document History

Issue	Date	Change summary	Owner

1a	16 Jan 2012	1st version of 2012 Plan	Clive Innes

1b	30 Jan 2012	Final draft for review	Clive Innes

1c	7 Feb 2012	Para 4.2.6 added, para 4.3.2 modified	Clive Innes

1.0	8 Feb 2012	Para 4.6 amended. Final	Clive Innes

Changes since last issue

Document control

Owner:	Clive Innes	Approvers / Titles:	Pardeep Kohli, CEO
Owner title:	Global Sales Operations Director		Terry Hungle, CFO
Review record:	On File
Doc file name:	2012 Compensation Plan
Document date:	08/02/2012

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Sales Commission Plan

1	Introduction

1.1	Document Goal

The goal of the 2012 Mavenir Systems, Inc. Sales Compensation Plan (the “Plan”) is to ensure a highly motivated professional sales team with a compensation package aligned with Mavenir’s evolving corporate objectives. Specifically, areas of emphasis for 2012 are:

•	Orders

•	New Customer Acquisition

This Plan shall apply from January 1, 2012 through December 31, 2012 (the “Plan Period”). The Plan being introduced this year is intended to support Mavenir’s growth targets.

1.2	Objective

It is the objective of the plan to provide a sound basis by which sales personnel are motivated and rewarded for achieving and exceeding Product and Service sales goals.

This document describes the plan provisions under which each sales compensation plan will be administered.

1.3	Plan Administration

The Plan shall be administered by a sales compensation committee (the “Committee”) consisting of the CEO, the CFO. The CEO may determine in his or her sole discretion to add other sales executives to the Committee from time to time. The Committee, in its sole discretion, shall determine the calculations/categorizations described herein. All decisions of the Committee are and will be final and binding on all Participants.

1.4	Compensation

1.4.1	Quota Carriers

A Personal Compensation Plan (PCP) is provided to each Participant detailing their individual targets and showing the BCR paid for each type of sale.

The booking quota will be a full-year target for the calendar year 2012.

Once quota or target objectives are established, adjustments should not be necessary. However, the Company reserves the right to make changes (up or down) to individual quotas and targets due to changes in competition or other factors, at the sole discretion of the Committee. It is the responsibility of the EVP Sales and/or the Regional VP to ensure any such changes are communicated to the individual in writing via a revised PCP.

All PCPs must be signed by each Participant and his/her EVP Sales or Regional VP and the CFO and delivered to the HRO before incentive payments are made.

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Sales Commission Plan

1.4.2	Sales Engineers

Incentive payments for sales engineer staff will be based on overall regional and/or global order achievements. Compensation will be split 80% for regional targets and 20% for the Mavenir global target. The respective Sales Engineer PCP will contain details of these targets and any variation from the standard terms.

1.5	Glossary

Table 1 Document Glossary

Item	Definition
BCR	Base Commission Rate
BIC	Base Incentive Compensation
CEO	Chief Executive Officer of the Company
CFO	Chief Financial Officer of the Company
Company	Mavenir Systems, Inc.
EVP	Executive Vice President – Americas and International
FY 12	Financial Year - January 1st – December 31st 2012
GM	Gross Margin
HRO	Human Resources Office
Participant	A person eligible to participate in the Plan
PCP	Personal Compensation Plan
PQS	Price Quotation System
Regional VP Sales	VPs in EMEA, Americas,Asia Pac(inc. Australasia)
Sales Directors	Sales Directors
Sales Engineers	Sales Engineers
Salesforce.com	Web-based CRM tool used by Mavenir Sales
SCP or the Plan	2012 Sales Compensation Plan
Xactly Express	Web-based commission tool used by Mavenir Sales Operations

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Sales Commission Plan

2	Eligibility

Positions eligible for participation in this Plan (“Participants”) will be quota carrying personnel and must be approved by the CEO of the Company. These will include account managers, senior account managers, sales engineers, sales directors, business development account managers, account vice president, Vice President Business Development/Channel Partner Management & Strategic Accounts, VP Sales, Regional VP Sales and the EVP Sales Americas and International. All eligible staff will be notified in writing and must have signed a PCP.

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3	Terms & Conditions

3.1	Account/Territory Assignment

Participants are assigned accounts/territories by their line managers. These may be defined by geographic areas, specific customers, prospects, specific products and services, and/or combinations. All assignments are subject to change as sales resources and business conditions dictate. Out-of-territory/channel assignments will be made selectively and in writing.

3.2	Base Incentive Compensation

An individual’s “Base Incentive Compensation” is defined as the total anticipated sum to be paid to a Participant assuming 100% attainment of all objectives/targets in a full year, excluding the base salary of such individual.

3.3	Bookings

Booking value, for purposes of administering this Plan, will be an amount equal to the list price, including all third party content, less customer discounts, trade-in credits, purchase credits, Distributor/Marketing Representative/Agent commission payments, withholding tax and performance bonds.

All of the following criteria must be met to constitute a Booking:

•	A valid signed contract with executed terms. In the case where the contract is directly with a Distributor/Marketing Representative, a copy of the contractual agreement (translated to English) between the Representative and the ultimate end user must be submitted to the CFO.

•	A bona fide purchase order submitted in hard copy to the CFO.

•	A system configuration (PQS) or margin analysis with corresponding bid reference IDs submitted to the CFO.

•	A scheduled shipment date within twelve months of receipt of the purchase order. In those circumstances where a purchase order has a shipment date more than 12 months into the future, a Booking will be recognized in the period in which the shipment date falls within a 12 month window.

A Booking will be recognized in the period in which all of the above criteria have been satisfied, as determined by the CFO, and not necessarily the period in which the customer purchase order was received.

3.4	Exchange Rates

In circumstances where an order from a customer requires conversion from one currency to another, the following rules will apply:

•	Bookings will be converted from the contracted currency to US Dollars at the Company published rate prevailing in the month of the Booking.

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Sales Commission Plan

•	Commissions will be calculated in US Dollars on the above mentioned Bookings consistent with the formula contained in the individual’s PCP.

•	Participant variable earnings as defined in their contract of employment will be converted from their local currency to US Dollars using the Company published exchange rate or other rate as defined by the CFO. The calculated commissions in US Dollars will be converted back to the applicable local currency using the same exchange rate. This rate will remain unchanged for the duration of the Plan Period and will be quoted in the individuals’ PCP.

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4	Commission Calculation

4.1	Booking

4.1.1	Sales Booking

An order Booking will be applied against assigned full-year Booking quotas when the Participant has been instrumental in securing the order or sale for direct sales, as determined by the Committee in its sole discretion. For channel sales the order booking will be made for the territory and/or the relevant Participant(s) according to individual rules stated in their respective PCP.

4.1.2	Management of Plans & Commissions

The Company uses a web-based tool, Xactly Express, to manage the calculation of commissions and credits for each Participant. Each Participant is issued with their own account and can log-in at any time to review credits and commissions to date. RVP’s can review both their own and their team’s performance.

The credit and commission calculations rely on data from Salesforce.com. It is therefore vital that each Participant ensures the timely veracity of the Salesforce.com data pertaining to their territory and target accounts.

The Company reserves the right to audit and amend the Salesforce.com records.

4.1.3	Commission Splits (other than channels)

Provisions may be available for commission splits to accommodate those transactions which have not been specifically defined under these plan provisions. This type of non-standard commission structure will be addressed by the Committee on an as needed basis and defined before taking the order. The total credit is not to exceed 100% between Account Managers, unless specifically approved by the Committee.

4.1.4	Order Representation

All Participants are responsible for accurately representing all components of their orders including data records saved in Salesforce.com. Any participant who misrepresents or modifies the accuracy of an order will be subject to corrective action, up to and including termination of employment. In addition, any such participant will be liable to and will reimburse the Company for any compensation paid to the participant as a result of such misrepresentation.

4.2	Total Commission Calculation

Commissions will be calculated based on each Participant’s full-year bookings target.

The bookings target is the full-year sales quota in US Dollars.

BIC target is the incentive element of each Participant’s compensation package for the full-year and is earned in addition to each Participant’s base salary for achieving such Participant’s quota. The BIC target will be stated in the local currency as defined in the Participant’s contract of employment. For the purposes of calculating commissions the BIC target is converted to US Dollars at a rate defined in the Participant’s PCP.

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Sales Commission Plan

The commissions to be earned by each Participant will be detailed in such Participant’s individual PCP.

In the event that a Participant’s BIC changes during the Plan Period then a new BCR will be calculated from a pro-rated BIC (x months/12 x old BIC + y months/12 x new BIC). This new BCR will be applied to all bookings for the Plan Period in question.

4.2.1	Commission Rates

Participants will earn commissions on all eligible bookings at a single BCR for all types of revenue and accounts.

Each Plan Participant’s standard BCR will be quoted on their PCP.

Participants will receive booking credits for all eligible bookings regardless of revenue and account type.

RVPs will earn commission and quota credits on all eligible bookings for their respective region.

For bookings that include greater than $200,000 of non-partner third party content, any commissions paid to qualifying Participants will be subject to the discretion of the Committee on a case by case basis.

4.2.2	Support Contracts

Participants will earn commissions on all support contracts at the same rate as defined in 3.2.1 above.

Multiyear support contracts will be treated in the following manner:

Firstly, to be recognised as multiyear contract the booking must be supported by a Purchase Order for the entire period and a signed and current agreement with terms and conditions.

Commissions will be calculated at 100% of the applicable commission rate prevailing at the time of the original booking against the whole Purchase Order value. The actual booking value, however, will be that which can be billed in the 12 months from the date of the original booking. The corresponding proportion of commissions will be released, as normal, in the next commission payment cycle.

The remaining Purchase Order value will be added to backlog quarter by quarter until the full value of the Purchase Order has been recognised. Likewise the corresponding proportion of commission will be released quarter by quarter. An illustration is included in Appendix A to this document.

4.2.3	Commission for Referrals

In the event that a Company approved partner is introduced to an opportunity that, under the terms of the agreement with the partner, triggers a referral payment to the Company, then at the discretion of the Company the Participant will be eligible for a further commission payment to be decided on a case by the Committee

4.2.4	New Account Incentives

The NAI is in place to recognize the importance to the Company of growing the account base by developing and delivering new customers to the existing base. To support this, the following special incentive will be part of the Plan in 2012. The incentive will be a flat

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Sales Commission Plan

quarterly payout for new customer accounts that have been secured in the applicable quarter. The incentive amount will be based on the initial order dollar value for commercial deployment (trials do not count towards this bonus, trials do count towards quota relief). The payouts will be a flat lump sum to the account manager, sales director and sales executives directly involved in securing the account. The amounts are as follows:

Table 2 Amounts

AM Payout	Executive
$2,500	$1,000
SE Prime	SE Support
$1,500	$1,000

To be eligible for this payout, the account, or a subsidiary of the account must not have previously ordered commercial deployment equipment from Mavenir Systems. In addition, both a signed Master Supply Agreement as well as a binding, approved purchase order must be in place. In the event of the order being cancelled or reduced in size any compensation owed on the order will be cancelled (or, as applicable, reduced in size). In addition, any compensation previously paid for the order will either be deducted (in full or in part, as appropriate) from future amounts otherwise payable to the employee or will be required to be paid back (in full or in part, as appropriate) to the Company by the employee. The NAI does not apply to trial systems or paid lab systems. The minimum order value to be eligible for a NAI is $500,000.

While the NAI does apply to new OEM channel accounts, it does not apply to new accounts brought into Mavenir Systems through existing OEM channels. In addition, OEM accounts that subsequently become direct Company accounts, and direct customer accounts that are subsequently transferred to OEMs, are not eligible.

4.2.5	Booking Base for Channel Sale

Non-territory specific Participants such as channel managers may be commissioned as a Participant regardless of the territory in which their channel sales are achieved. Channel Manager PCP’s will provide individual details of applicable territories. All territory-specific Participants will be eligible for 100% commission on any channel sales made in their territory.

Existing Channels are defined as: Ericsson, Alcatel Lucent, Huawei, HP, Nokia Siemens and IBM.

Regarding regional booking and revenue credit for all established channels, the booking and revenue credit will be realised in the territory where the services and/or solution are delivered.

4.2.6	Special Campaign Bonus (Kickers)

Plan Participants are eligible for Special Campaign Bonuses (Kickers). From time to time the Committee may define a special ad hoc campaign i.e. new product sales, competitor replacement or similar where a single one-off payment is offered for fulfilling a specific objective.

In every case, the conditions and value of this kicker will be communicated in writing to the Plan Participant(s) and will be paid in full in the next commission payment following satisfactory completion. These one-off payments are not normally subject to the cash collection conditions described in 4.4 above.

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Sales Commission Plan

If the kicker value is variable and/or related to the booking value and/or applicable to more than a single booking then the cash collection conditions will be applied as described in 4.4 above.

4.3	Commission Payments

Commissions will be paid as follows: 50% of the commissions will be paid against the booking of the order by the Company and 50% of the commissions will be paid against cash collection for all Participants

All payments under this Plan will be made within 61 days after the end of the quarter in which the payment is earned according to the foregoing schedule. For example, if a $100,000 order is booked by the Company on February 1, 2012, 50% of the commission for that order will be paid on or before May 31, 2012. If the cash is collected for that order on July 31, 2012, then the remaining 50% of the commission for that order will be paid on or before November 30, 2012.

To be eligible to be paid a commission for an order, a participant must continue to be an employee of the company or one of its subsidiaries on the day the order is received by the Company. If a participant’s employment has ended for any reason prior to the day the order is received, the participant will not be paid any of the commissions on the order.

In the event the participant’s employment with the company has been terminated for any reason, the participant will be responsible for repayment of unearned commission and bonus due to sales credits, cancellations or other adjustments. Such repayments will be deducted from the last payment due to the participant and any overage will be secured by a promissory note payable to the company.

The booking commission is paid as a percentage of the total booking. The Plan has four levels of compensation as provided in the PCP. Up to 100% of quota, from 101% to 125% of quota, from 126% to 150% of quota and above 151% of quota. Alternative levels can be specified on an individual basis and stated in the PCP. Each level has a different percentage. The percentage of a specific order will be calculated according to the accumulated total booking from the beginning of this Plan Period.

4.3.1	Commission Escalators Above Quota

•	A 2 X escalator will apply from 101% to 125% of annual booking quota;

•	A 3 X escalator will apply from 126% to 150% of annual booking quota;

•	A 4 X escalator will apply for attainment greater than 150%of annual booking quota.

•	Example: a Participant has an annual quota of $4m, a BIC of $100,000 and a BCR of 2.5%.

•	For achieving the annual quota within the Plan period the Participant will receive $4m x 2.5% = $100,000 compensation.

•	For every $ booked over $4m total (100% of quota) to $5m total (125% of quota) within the Plan period then the commission rate applied to this increment will be 2 x BCR or, in this example, 5%.

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•	For every $ booked over $5m total (125% of quota) to $6m total (150% of quota) within the Plan period then the commission rate applied to this increment will be 3 x BCR or, in this example, 7.5%.

•	For every $ booked greater than $6m total (150% of quota) within the Plan period then the commission rate applied to this increment will be 4 x BCR or, in this example, 10%.

4.3.2	Target Adjustment

Due to market conditions and other factors beyond its control, the Company acknowledges that there is reasonable uncertainty regarding the timing and value of orders for its products and services, and thus the level of possible achievement of critical objectives during the Plan Period is quite dynamic. Based on these factors, the Company at its sole discretion reserves the right to make adjustments to each Participant’s Targets to ensure equitability and affordability. The Committee may review a Participant’s Plan Period Targets at any point in a Plan Period. Following such a review, any changes to Targets, BCR or BIC will require the Participant to sign a revised PCP.

4.4	Cash Collection

Vital to the Company’s future is the efficient collection of cash. The sales role is a key factor in determining the Company’s ability to invoice and collect cash, principally in the areas relating to payment terms and achievable milestones during contract negotiation.

On acceptance of a booking, full quota credit will be assigned to the appropriate Participant. All commissions for the booking will be paid as outlined in section 4.3. The commission calculation application, Incent Express, details the amount of commission withheld so each Participant can review via their Incent account. Cash collection releases, however, are credited manually each quarter and are recorded in a personal statement issued to each participant each quarter.

The deadline for cash collection receipts to initiate cash collection release payments for any given quarter is the last day of the quarter.

4.4.1	Methodology

This Section 4.4.1 will apply to all bookings occurring on or after January 1, 2009.

Each quarter a rolling ‘cash collected’ statement will be produced for all bookings from the start date above. This statement will list each Participant’s bookings, the amount of commission held by booking and the amount of cash collected by booking and the amount of commission released. The difference between current quarter released and the previous quarter released will be paid in the next commission payment round.

From time to time any outstanding receivables will be reviewed and action taken as follows:

i.	should the receivables not be overdue then the Company can choose to grant full payment of the outstanding commission or extend further the period of retention.

ii.	If the receivables are significantly overdue then the Company reserves the right to void any further commission payments. This will be considered on a case by case basis.

iii.	If, at any point after taking the booking, the Company declares the receivable to be a bad debt then the Company reserves the right to recover all commissions from the Participant attributable to the value of that bad debt including the portion relating to the booking itself.

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In all cases the final decision will be at the discretion of the Committee.

4.5	Sales Credits, Cancellations & Adjustments

In the event of cancellation or adjustment of a customer order (including returns, credit memos, order or backlog cancellations), the appropriate reduction will be made to the Participant’s current period compensation calculation. In the event all of the total reduction due to the Company cannot be offset against the Participant’s compensation for the current period, the Company will carry forward the outstanding balance and offset such amount against the Participant’s future incentive compensation. In the event the Participant has terminated employment from the Company, the Plan Participant will be responsible for repayment of unearned commission and bonus due to sales credits, cancellations or adjustments. Such repayments will be deducted from the last payment due to the Participant and any overage will be secured by a Promissory Note payable to the Company.

4.6	Overpayment

In the event an overpayment is made, the amount due and owing to the Company will be returned by the employee within sixty (60) days of the end of the quarter that the overpayment is determined, only subject to further extension based upon a decision by the CEO or the CFO. In the event the Participant’s employment with the Company has been terminated for any reason, the individual will be responsible for repayment of any unearned commission and/or bonus due to the overpayment. Such repayments will be deducted from the last payment due to the Participant and any overage will be secured by a Promissory Note payable to the Company.

4.7	Special Situations

Special situations may arise with respect to large opportunities such that a number of significant contributors resulted in the order being booked. These contributors become essential and helpful to the sales person on certain opportunities. In certain circumstances, as deemed appropriate by the Committee, a commission adjustment may apply to these discussed account opportunities. If necessary, this commission adjustment may be retrospective. These special situations may involve splits, or joint ventures, third party business development resources, and/or major corporate relation derived activities.

Where multiple Participants become eligible for commission for a given booking the Company reserves the right to place a cap on the total commission paid. Such situations will be considered on a case by case basis and the determination of the split of the capped commission will be solely at the discretion of the Committee.

Additionally, full commission rates are payable for Bookings made in accordance with Company standard terms, conditions and discounts. Extraordinary costs, terms, conditions and discounts may require lower commission rates. However, discounts within the normal authority of Sales management will not generally fall into this category. The determination of whether lower commission rates are applicable is at the sole discretion of the Committee.

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5	General Provisions

5.1	Employment

This Plan shall not be construed to create a contract of employment between the Company and the Participant. This Plan does not replace or modify any components of the Participant’s individual employment agreement with the Company.

5.2	Tax & Similar Withholdings

Deductions for tax and other applicable withholdings will be calculated and withheld from all commissions, bonuses, and other incentives as appropriate to country and/or local requirements.

5.3	Severability; Governing Law

If any sentence, paragraph or clause of this Plan, or combination of the same, is in violation of any applicable law or regulation, or is unenforceable or void for any reason, such sentence, paragraph, clause or combinations of the same shall be modified to the extent necessary to accomplish the intention on such provision without violating applicable law or regulation and the remainder of the Agreement shall remain binding and in full force and effect upon the Participants.

This plan will be governed by the laws of the state of Texas without regard for conflicts of law principles.

5.4	Confidentiality

Each participant will at all times treat the terms of the plan as confidential information of the Company in accordance with the confidential information agreement between the Participant and the Company.

5.5	Interpretation; Modifications, Suspension or Termination

Notwithstanding anything to the contrary herein, the Committee has final approval on all payments hereunder and may make changes, in its sole discretion, as it deems appropriate to ensure fair and equitable application of the terms of this Plan to the interests of the Company as well as the interests of the Participants. Any situation which will require a deviation from the terms of the Plan (or an addition or subtraction to the Plan) must be approved by the Committee in its sole discretion. Any event not previously described or anticipated by this Plan will be reviewed by the Committee. All decisions of the Committee are and will be final and binding on the Participants.

The Committee reserves the right to modify, suspend, or terminate this plan, at any time without advance notice to the Participants in its sole and absolute discretion.

5.6	Transfers

In the event that a customer account is transferred from one sales person to another, the transition plan which will be applied to all bookings, revenue and cash credit for purposes of commission calculations will be according to the decision of the RVP with the Committee. This decision will be made on a case by case basis and confirmed to the Participants in writing.

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5.7	Terminations

To be eligible to be paid a commission for an order, a participant must continue to be an employee of the company or one of its subsidiaries on the day the order is placed. If a participant’s employment has ended for any reason prior to the day the order is received, the participant will not be paid any commission for the order. Commissions will only be paid on orders received up to and including a participants last day of employment.

Commission held subject to cash collection will be released for all cash collected to the end of the fiscal quarter immediately following the Participant’s last day of employment. Any commission arising will be paid in the normal commission payment cycle after the end of the quarter in question. Thereafter the Participant is not entitled to any further payment of commission held.

5.8	Payments

All commissions will be paid in accordance with Section 4.

5.9	Retirement, Disability and/or Death

In the event that a Participant should retire, become disabled, or die during the Plan year, the Participant (or the designated beneficiary) will be eligible to receive incentive compensation as follows:

•	all commission earned but not yet paid will be settled in the normal cycle upon the employee’s retirement, disability or death;

•	the Participant (or designated beneficiary) will receive credit for any business derived from an assigned customer within 90 days from the date of the sales employee’s retirement, disability or death.

5.10	Entire Agreement

The Plan and the PCP, including any amendments hereto or thereto, (i) constitute the entire understanding of the Company and each Participant with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Mavenir and each Plan Participant with respect to the subject matter hereof and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

5.11	No Individual Liability

No member of the Board of Directors or any Officer of the Company shall be liable for any determination, decision or action made in good faith with respect to the Plan or any payment under the Plan.

5.12	Assignment

No Participant may assign or transfer such Participant’s interest under the Plan.

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5.13	Administrative Guidelines

If any provision of the Plan is found to be void or unenforceable by a Court of Law, it shall be amended or deleted and the remainder of the Plan shall remain in full force and effect.

Note: All plans and changes to these plans must be documented and kept on file with HRO.

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6	Appendix A

An illustration of a multi-year support booking and how it would be handled with respect to booking value, backlog and release of commission earned.

	Mar 12	May 12	Jun 12	Aug 12	Sep 12	Nov 12	Dec 12	Feb 12	Mar 13	May 13	Jun 13	Aug 13	Sep 13	Nov 13	Dec 13	Feb 13	Mar 14	May 14	Total
PO received	100,000		1																100,000
Booking value	50,000		12,500		12,500		12,500												100,000
Backlog	50,000		50,000		50,000		50,000		12,500		37,500		25,000		12,500		0
Commission paid		500		125		125		125	50,000	125									1,000
																			0
Invoicing	12,500		12,500		12,500		12,500				12,500		12,500		12,500				100,000
Cash received		12,500		12,500		12,500		12,500	12,500	12,500		12,500		12,500		12,500			100,000
Cash collection release				125		125		125		125		125		125		125		125	1,000
																			0
Total
Commission		500		250		250		250		250		125		125		125		125	2,000

Assumes a 2 year support booking with invoicing quarterly in advance. All in USD. Assumes a base commission rate of 2% applicable to current FY; no accelerators apply.

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